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                                                                    EXHIBIT 99.1

Wednesday April 19, 4:13 pm Eastern Time

Company Press Release

SOURCE: Vignette Corporation

VIGNETTE CORPORATION ANNOUNCES RECORD FIRST QUARTER RESULTS

QUARTERLY REVENUE INCREASES 505% YEAR-OVER-YEAR, AND 35% SEQUENTIALLY QUARTER-TO-QUARTER

AUSTIN, Texas, April 19 /PRNewswire/ -- Vignette Corporation (Nasdaq: VIGN -
                                                                      ----
news) today announced that for the quarter ended March 31, 2000, total revenues
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increased 505% to $55.2 million from revenues of $9.1 million for the same period in 1999. Operating loss from core operations for the first quarter, which excludes acquisition-related charges, amortization of deferred stock compensation, amortization of intangibles and interest income, was $5.3 million, compared to a loss of $6.6 million for the same period in 1999. Net income from core operations was $432,000 or $0.00 per share on a diluted basis, as compared to a loss of $6.3 million or $(0.05) per share on a diluted basis, for the same period in 1999. Reported net loss for the quarter was $83.5 million or $(0.47) per share, compared to a net loss of $7.9 million or $(0.06) per share, for the same period in 1999.

In an effort to provide a comparison with analyst models, the net loss per share figures for the prior year have been presented on a pro forma basis, as if all preferred shares were converted to common shares at the time of issuance. In addition, the per share numbers included in this press release have been adjusted to reflect the Company's three-for-one stock split which was effective on April 14, 2000.

"In 2000, we are harnessing the true power of our business model and building on the strong foundation we put in place last year," said Greg Peters, President and CEO. "Today, we have more than 1,300 employees worldwide, a rapidly expanding global presence, a revolutionary new eBusiness platform that is being embraced by the market, and an ever-growing world-class group of customers and partners. The opportunities before us are tremendous, and we remain determined to execute on them aggressively."

FIRST QUARTER 2000 HIGHLIGHTS

Record Customer Orders

During the first quarter, Vignette continued to have a strong momentum by adding 119 new customers, raising the Company's total customer base to 665. New customers included a broad range of high profile companies including: Hewlett-Packard, Fidelity Investment Services, Best Buy Co. Inc., PlanetOutdoors.com, Computerworld (an IDG company), Inc., Accumedia.com, Digital Convergence Corporation, TRW, Telecheck Services Inc., E*OFFERING, AirTel, Lucent Technologies, Navigant International Inc., Bain & Company Inc., Medweb.com, myhelpdesk.com, Broadband Interactive Group, Edison Interactive Broadcast, Ifilm, Fox Kids, Warner Music Group, Procter and Gamble, and Lifecast.com.
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The Company also realized significant orders from existing customers including:
Autodesk, British Telecom, Telecom Italia, Nokia (Europe), US West, Citicorp, Dun & Bradstreet, Merrill Lynch, Paine Webber, Checkout.com, Electronic Newsstand, Howtoguru.com, Pixelpark, Shell International, Volvo, Harrod's, Bertelsmann AG, CBS Broadcasting Inc., Encyclopaedia Brittannica, Industry Standard, iVillage Inc., Time Inc., and The Bureau of National Affairs.

New Product Offerings

On April 11, 2000, the Company launched the V/Series, a revolutionary new software platform for building businesses online. The V/Series provides the modular technology infrastructure and reusable eBusiness application framework which enable companies to respond and adapt quickly to changing market demands. The V/Series addresses the challenges of B2B and B2C business applications, each of which involves intimately understanding customer needs, adapting to those needs, communicating effectively and, ultimately, executing businesses online. The V/Series allows customizable interactions with end-users via multiple communication channels such as the Internet, e-mail, wireless phones and pagers so that eBusinesses can provide a coherent experience to their online audiences.

Vignette also introduced the Vignette Application Foundation(TM) (VAF(TM)), which is an open framework for building eBusiness applications. The VAF provides eBusinesses with "configure and go" capabilities that help eBusinesses adapt to changing market demands and enable customers to focus on strategic development and deployment of business-critical eBusiness applications. With the first release of the VAF comes the release of the Vignette Application Power Pack (VAPP), a comprehensive set of reusable, cross-platform, packaged application components, and the Company expects to see additional packaged applications being built on top of VAF by the Company's customers and partners.

In addition, Vignette announced V2B Services, a unique eBusiness marketplace and exchange for customers, consulting partners, and developers. Vignette V2B Services is a one-stop destination for the information, products and services necessary to build and maintain an eBusiness. V2B Services promotes product education, vendor-to-customer communication, customer-to-customer communication and industry cooperation through two components: V2B MarketPlace and V2B Communities.

The Vignette Economy

In the first quarter, Vignette significantly expanded the Vignette Economy which is the universe of partners whose businesses are impacted by Vignette's business. The Company established or expanded relationships with Andersen Consulting, Breakaway Solutions, IBM, Inforte and Sapient.

On April 10, 2000, Vignette announced a strategic alliance with Andersen Consulting. The alliance couples Andersen Consulting's deep customer relationship management skills with Vignette's leading eBusiness platform and applications. As part of the alliance, the Vignette eBusiness platform and applications will be showcased at Andersen Consulting solution centers. In addition, more than 500 Andersen Consulting professionals will receive training on Vignette solutions by year end.

Vignette Village 2000
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On April 10-12, 2000, more than 1,400 attendees gathered in Phoenix, Arizona for the Company's annual international customer and partner conference, Vignette Village. Greg Peters noted, "Bringing together over 1,400 attendees for an event of this magnitude is indicative of the momentum of the company, the enthusiasm of our customers for our products and the market acceptance of our leading eBusiness platform."

Acquisitions

On February 15, 2000, Vignette completed the acquisition of DataSage, Inc., a leading provider of eMarketing applications that provide organizations with deep analytical and real-time personalization capabilities to create a comprehensive single enterprise-wide view of their customers.

On January 18, 2000, the Company completed the acquisition of Engine 5, Ltd., a pioneer in enterprise-wide Java server technology. The acquisition further expanded the Company's leadership position in the eBusiness applications market by accelerating the development of EJB and J2EE technologies and broadening transaction and eCommerce capabilities.

About Vignette Corporation

Vignette Corporation is the leading supplier of eBusiness applications for building online businesses. Vignette's products enable Internet businesses to create and extend relationships with prospects and customers and ease high-volume transaction exchanges with suppliers and partners, all of which enhances customer satisfaction. Vignette powers more than 500 of the leading dot.com and Fortune 500 eBusinesses. Headquartered in Austin, Texas, Vignette Corporation has offices located throughout North America, Europe, Asia, and in Australia and can be found on the Web at http://www.vignette.com.
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The statements contained in this earnings release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding future sales, market growth, and competition. All forward looking statements included in this earnings release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, Future Losses, Limited Operating History, Fluctuation of Quarterly Revenues and Operating Results, Competition, Dependence on a Small Number of Large Orders, Lengthy Sales Cycle and Product Implementation, Market Awareness of Our Product, Rapid Changes in E-Relationships Technology and New Products, and other factors and risks discussed in the Company's Registration Statement on Form S-1, as amended and filed with the Securities and Exchange Commission and any reports filed from time to time with the Securities and Exchange Commission.

NOTE: StoryServer, Vignette Syndication Server, VSS, Vignette Development Center, VDC, Vignette Multi-Channel Server and Vignette are trademarks of Vignette Corporation. All other names and terms in this release are trademarks or registered trademarks of their respective companies.
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CONTACT: Joel G. Katz, Chief Financial Officer, 512-306-4622, or fax, 512-306-
4325, or jkatz@vignette.com, or Kellie R. Nugent, Investor Relations Manager,
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512-306-4541, or fax, 512-306-4325, or knugent@vignette.com, or Mike Berman,
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Director, Public Relations, 512-306-4910, or fax, 512-306-4500, or

mberman@vignette.com, all of Vignette Corporation.
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                             VIGNETTE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)



                                               March 31,   December 31,
                                                    2000           1999
                                              (Unaudited)
    ASSETS
    Current assets:
     Cash, cash equivalents and short-term
      investments                             $  418,425       $402,229
     Accounts receivable, net                     54,674         45,065
     Prepaid expenses and other                    7,038          5,588

        Total current assets                     480,137        452,882

    Property and equipment, net                   16,224         11,059

    Investments                                   35,491         27,011
    Intangibles, net                             541,253         20,467
    Other assets                                   2,588          3,311

        Total assets                          $1,075,693       $514,730


    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
     Accounts payable and accrued expenses    $   42,616       $ 31,074
     Deferred revenue                             55,404         44,846
     Current portion of long-term debt
      and capital lease                              260            254
     Other current liabilities                     2,228          1,497

        Total current liabilities                100,508         77,671

    Long-term debt and capital lease, less
     current portion                                 171             --

        Total liabilities                        100,679         77,671

    Stockholders' equity                         975,014        437,059

        Total liabilities and
         stockholders' equity                 $1,075,693       $514,730
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                             VIGNETTE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                                    Quarter Ended March 31,

                                                         2000       1999
                                                          (Unaudited)
    Revenue:
     Product license                                 $ 29,148   $  4,623
     Services                                          26,081      4,509
    Total revenue                                      55,229      9,132

    Cost of revenue:
     Product license                                    1,361        419
     Services                                          19,689      4,469
    Total cost of revenue                              21,050      4,888

    Gross profit                                       34,179      4,244

    Operating expenses:
     Research and development                           7,534      2,725
     Sales and marketing                               27,072      6,553
     General and administrative                         4,890      1,611
     Charge for purchased in-process
      research and development,
      acquisition-related, and other charges           56,475         --
     Amortization of deferred stock compensation        1,681      1,669
     Amortization of intangibles                       26,081         --
    Total operating expenses                          123,733     12,558

    Loss from operations                              (89,554)    (8,314)

    Other income, net                                   6,037        376

    Net loss                                         $(83,517)  $ (7,938)

    Pro forma basic and diluted
     net loss per share (C)                            $(0.47)    $(0.06)

    Shares used in computing pro
     forma basic and diluted net
     loss per share                                   178,725    133,323


    Supplemental Data (A)(B)(C):
    Core operating loss (A)                            (5,317)    (6,645)

    Adjusted net income/(loss) applicable
     to common stockholders (B)                      $    432   $ (6,269)

    Adjusted pro forma earnings/(loss) per share:
     Basic                                              $0.00     $(0.05)
     Diluted                                            $0.00     $(0.05)

    Shares used in computing adjusted
     pro forma earnings/(loss) per share:

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     Basic                                            178,725    133,323
     Diluted                                          221,605    133,323

    (A) Excludes other income, charges for amortization of deferred stock compensation, amortization of intangibles, purchased in-process research and development, acquisition-related, and integration charges.
    (B) Excludes charges for amortization of deferred stock compensation, amortization of intangibles, purchased in-process research and development, acquisition-related, and integration charges. Assumes an effective tax rate of 40%.
    (C) Pro forma assumes the conversion of redeemable convertible preferred stock and convertible preferred stock into an equivalent number of common stock at the time of issuance.


SOURCE: Vignette Corporation